Exhibit 99.1

Meade Instruments Corporation

6001 OAK CANYON, IRVINE, CALIFORNIA 92618-5200 U.S.A.
(949) 451-1450 • FAX: (949) 451-1460 • www.meade.com

Meade Instruments Corp.	The Piacente Group, Inc.
Paul Ross, CFO	Shelley Young
Tel: 949-451-1450	Tel: 212-481-2050
Fax: 949-451-1460	Email: shelley@tpg-ir.com

MEADE INSTRUMENTS REPORTS Q2 RESULTS

IRVINE, Calif. – October 20, 2008 – Meade Instruments Corp. (Nasdaq GM: MEAD), a leading designer and manufacturer of optical products, including telescopes, binoculars and microscopes, today reported net sales of $12.6 million for the second quarter of fiscal 2009 ended August 31, 2008, compared with $16.2 million for the second quarter of fiscal 2008.  The Company reported a net loss of $2.0 million, or $0.09 per share, for the second quarter of fiscal 2009, compared with a net loss of $4.0 million, or $0.20 per share, in the same quarter of fiscal 2008.  Excluding the $0.8 million gain on the sale of the Simmons brand and associated inventory in June 2008, the Company would have reported a net loss of $2.8 million, or $0.12 per share.

The $3.6 million decrease in net sales was primarily due to the Company’s divestiture of its Simmons and Weaver sports optics brands earlier in the year, and lower sales of the Company’s high-end telescopes and related accessories due to the transfer of the Company’s manufacturing facilities to Mexico.  The Company is still ramping up this facility, and as a result has not yet reached the level of production to ship sufficient high-end telescopes to meet market demand, resulting in a backlog of orders. The Company expects to work through this backlog over the next two quarters.

Meade continued to generate meaningful gross margin improvements this quarter, due to lower indirect manufacturing costs as a result of the transition of the Company’s manufacturing operations to Mexico.  Gross profit for the second quarter of fiscal 2009 was $2.6 million or 21% of net sales, compared with 14.2% of net sales in the same period of last year.  Selling, general and administrative expenses decreased by approximately 5% to $5.3 million, primarily due to lower sales volume, reduced discretionary spending and headcount reductions, partially offset by excess facility costs related to its Irvine, California facility, the timing of expense recognition and the non-recurrence of certain benefits recorded in the prior year quarter.  Research and development expenses were consistent with the prior year quarter.

“Our second-quarter fiscal 2009 results were affected by the actions we have taken over the past year to streamline the Company and improve operations,” said Steve Muellner, President and Chief Executive Officer of Meade.  “Although we have been able to improve gross margins as we completed our second quarter of manufacturing high-end telescopes in Mexico, and we are beginning to realize cost savings from the transition, the Company still has work to do in lowering its cost structure to bring it in line with reduced revenue projections.  We will continue with implementing further headcount reductions, and taking other proactive measures to further decrease corporate overhead and manufacturing expenses.”

Mr. Muellner continued, “We are taking a cautious stance for the remainder of the year given the significant contractions in consumer discretionary spending in recent weeks, and the loss of business confidence.  The weakened macroeconomic environment suggests that this will be a very challenging year for retailers and related manufacturers such as Meade.  While we continue to be in compliance with our bank covenants, we are monitoring sell-through closely to ensure that our liquidity remains sufficient.  We are also actively seeking alternatives for our excess space in Irvine, California.  The Board and management team are assessing a variety of options to strengthen the organization and better position the Company for profitability.”

ABOUT MEADE INSTRUMENTS

Meade Instruments is a leading designer and manufacturer of optical products including telescopes and accessories for the beginning to serious amateur astronomer.  Meade offers a complete line of binoculars that address the needs of everyone from the casual observer to the serious sporting or birding observer. The Company distributes its products worldwide through a network of specialty retailers, mass merchandisers and domestic and foreign distributors. Additional information on Meade is available at www.meade.com.

“Safe-Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This news release contains comments and forward-looking statements based on current plans, expectations, events, and financial and industry trends that may affect the Company’s future operating results and financial position, including, without limitation, the Company’s expectations that the cost savings and improved gross margins can be sustained and will be a key driver toward profitability; that the Company will continue to implement further headcount and other cost reductions; and that the Company will reach a solution for its excess facility space.  Such statements involve risks and uncertainties which cannot be predicted or quantified and which may cause future activities and results of operations to differ materially from those discussed above.  Such risks and uncertainties include, without limitation: the Company’s ability to execute on its restructuring initiatives and achieve the projected cost savings, as well as the potential need for further restructuring activities; the Company’s ability to remain in compliance with its credit facility covenants; the levels of revenue achieved and the negative impact on liquidity and bank covenants should the Company not meet its revenue projections; the Company’s ability to successfully negotiate an arrangement for its excess facility; as well as other risks and uncertainties previously set forth in the Company’s filings with the Securities and Exchange Commission. The historical results achieved are not necessarily indicative of future prospects of the Company. For additional information, please refer to the Company’s filings with the Securities and Exchange Commission.

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MEADE INSTRUMENTS CORP.

STATEMENT OF OPERATIONS DATA

(Unaudited)

(in thousands, except per share data)

	Three Months Ended August 31,		Six Months Ended August 31,
	2008	2007	2008	2007

Net sales	$12,562	$16,194	$24,534	$33,815
Cost of sales	9,974	13,898	19,379	29,688
Gross profit	2,588	2,296	5,155	4,127

Selling expenses	2,021	2,917	3,957	5,168
General and administrative expenses	3,313	2,712	6,159	5,550
Gain on brand sales	(796)	—	(5,264)	—
ESOP expense	139	66	179	135
Research and development expenses	576	561	860	1,009

Operating loss	(2,665)	(3,960)	(736)	(7,735)

Interest expense	30	231	118	325

Loss before income taxes	(2,695)	(4,191)	(854)	(8,060)

Income tax (benefit) expense	(677)	(173)	(593)	162

Net loss	$(2,018)	$(4,018)	$(261)	$(8,222)

Per share information: Net loss — basic and diluted	$(0.09)	$(0.20)	$(0.01)	$(0.42)

Weighted average common shares outstanding — basic and diluted	23,368	20,054	23,352	19,745

MEADE INSTRUMENTS CORP.

PRELIMINARY BALANCE SHEET DATA

(Unaudited)

(in thousands)

	August 31,	February 29,
	2008	2008

ASSETS
Current assets:
Cash	$4,036	$4,301
Accounts receivable, net	9,600	8,424
Inventories	20,630	22,659
All other current assets	571	556
Long-term assets	6,548	9,852

	$41,385	$45,792

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Bank lines of credit	$50	$5,877
Accounts payable	10,008	6,650
Accrued liabilities and other current liabilities	5,332	5,983

Income taxes payable	467	450
Long-term debt and other obligations	1,205	2,236
Total stockholders’ equity	24,323	24,596

	$41,385	$45,792